SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12

PLX Technology, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

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PLX TECHNOLOGY, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 26, 2009

To the Stockholders of PLX Technology, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PLX Technology, Inc., a Delaware corporation (the “Company” or “PLX”), will be held at the Company’s headquarters, 870 W. Maude Avenue, Sunnyvale, California, at 9:00 a.m., Pacific Daylight Time, on Tuesday, May 26, 2009, for the following purposes:

     1. ELECTION OF DIRECTORS. To elect seven directors of the Company to serve until the 2010 annual meeting of stockholders or until their successors are elected and qualified.

     2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

     3. OTHER BUSINESS. To transact such other business as may properly come before the annual meeting of stockholders and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached hereto and made a part hereof.

     The Board of Directors has fixed the close of business on April 9, 2009 as the record date for determining the stockholders entitled to notice of and to vote at the 2009 Annual Meeting of Stockholders and any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Ralph Schmitt

Ralph Schmitt
President Chief Executive Officer and Director

Sunnyvale, California
April 24, 2009

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, YOU ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD CAN VOTE THEIR SHARES BY USING THE INTERNET OR THE TELEPHONE. INSTRUCTIONS FOR USING THESE CONVENIENT SERVICES ARE SET FORTH ON THE ENCLOSED PROXY CARD. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES BY MARKING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

PLX TECHNOLOGY, INC.
870 W. Maude Avenue
Sunnyvale, California 94085
________________________

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General Information

     This Proxy Statement is furnished to the stockholders of PLX Technology, Inc., a Delaware corporation (the “Company” or “PLX”), in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at the 2009 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on May 26, 2009 at the Company’s headquarters, 870 W. Maude Avenue, Sunnyvale, California, at 9:00 a.m., Pacific Daylight Time, and any adjournment or postponement thereof. The shares represented by proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 26, 2009. The proxy statement, form of proxy, and 2008 Annual Report to Shareholders are available electronically at http://materials.proxyvote.com/693417. Directions to the meeting location at our headquarters at 870 W. Maude Avenue, Sunnyvale, California, are set forth at www.plxtech.com.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Company (to the attention of Arthur O. Whipple, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date, (ii) submitting new voting instructions via the Internet, (iii) calling the specifically designated telephone number and changing the vote, or (iv) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Solicitation of Proxies

     This Proxy Statement, the accompanying proxy and 2008 Annual Report to Shareholders were first sent by mail to stockholders on or about April 24, 2009. The Company will bear the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Proxy Statement. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally, by telephone, facsimile, or telegram.

     The close of business on April 9, 2009 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock (“Common Stock”) of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 33,604,240 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

Vote Required

     A majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. For the election of directors in Proposal No. 1, the candidates who receive the greatest number of votes cast at the Annual Meeting are elected, provided a quorum is present. The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy at the Annual Meeting, and entitled to vote, shall be required to approve Proposal No. 2, provided a quorum is present.

     Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting. Broker “non-votes” are not counted in the tabulation of the voting results on the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal and, therefore, do not have an effect on the vote. A broker “non-vote” occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include, among others, the election of directors and ratification of auditors (Proposal Nos. 1 and 2). For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes.

     All shares of Common Stock represented by valid proxies will be voted in accordance with the instructions contained therein. In the absence of instructions, proxies from holders of Common Stock will be voted FOR Proposals 1 and 2.

Voting Procedures

     Shares of Common Stock cannot be voted until either a signed proxy card is returned, voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Any stockholder may change a vote prior to the Annual Meeting by revoking a previously returned proxy or by (i) submitting a proxy bearing a later date, (ii) submitting new voting instructions via the Internet or (iii) calling the specifically designated telephone number and changing the vote.

     The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions and to confirm that their instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

     An automated system administered by Broadridge Financial Solutions, Inc. (“Broadridge”), formerly ADP Investor Communication Services, will tabulate votes cast by proxy at the Annual Meeting, and a representative of the Company will tabulate votes cast in person at the Annual Meeting.

Electronic Access to Proxy Materials, Annual Report and Voting Electronically Via the Internet

     Stockholders who elected to receive the Proxy Statement and the annual report on Form 10-K (the “Annual Report”) over the Internet will be receiving an e-mail on or about April 24, 2009 with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time, May 25, 2009.

     If a stockholder’s shares are registered in the name of a brokerage firm and the stockholder has not elected to receive the Proxy Statement and Annual Report over the Internet, the stockholder may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in the Broadridge online program, which provides eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report the opportunity to vote via the Internet. If a stockholder’s brokerage firm is participating in Broadridge’s program, a form from the broker will provide voting instructions.

     Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies. Stockholders of record wishing to receive future stockholder materials electronically, can elect this option by following the instructions provided when voting over the Internet at www.ProxyVote.com.

     Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an e-mail notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions. Internet access does not have to be elected each year.

     Stockholders who elected to receive this Proxy Statement electronically over the Internet and who would now like to receive a paper copy of this Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

Householding of Annual Meeting Materials

     Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (408) 774-9060 or at 870 W. Maude Avenue, Sunnyvale, California 94085 requesting such copies. If a stockholder is receiving multiple copies of the proxy statement and annual report at the stockholder’s household and would like to receive a single copy of each of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     As set by the Board of Directors pursuant to the Bylaws of the Company, the authorized number of directors of the Company is currently set at seven.

     The Nominating Committee of the Board of Directors has recommended, and the Board of Directors has nominated, the seven nominees listed below for election as directors at the Annual Meeting, each to serve until the 2010 annual meeting of stockholders, until each director’s successor is elected or appointed and qualified, or until the earlier resignation or removal of the director. All of the nominees are currently directors of the Company, and each of the nominees named below has consented, if elected as a director of the Company, to serve until his term expires. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director, if elected. Each of the seven nominees for director who receives the greatest number of votes will be elected.

     Set forth below are the names, ages and certain biographical information relating to the director nominees as of April 9, 2009.

Name of Nominee	Age	Position with Company	Director
D. James Guzy(1)(2)	73	Chairman of the Board	1986
Michael J. Salameh	54	Director	1986
John H. Hart(2)(3)	63	Director	1999
Robert H. Smith(1)(3)	72	Director	2002
Thomas Riordan	52	Director	2004
Patrick Verderico(1)	65	Director	2004
Ralph Schmitt	48	Chief Executive Officer and Director	2008
____________________

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating Committee

     Michael J. Salameh co-founded PLX and has served as our Chief Executive Officer and as a member of the Board of Directors from PLX's inception in May 1986. Mr. Salameh retired from his position as CEO in November 2008 and continues to serve as a director. From 1980 through 1986, Mr. Salameh was employed in various marketing management positions with Hewlett-Packard Company. Mr. Salameh received a B.S. in Engineering and Applied Science from Yale University and an M.B.A. from Harvard Business School.

     D. James Guzy has served as our Chairman of the Board since 1986. Mr. Guzy is also a director of Cirrus Logic, Inc., and AllianceBernstein LLP Core Mutual Funds. Mr. Guzy received a B.S. from the University of Minnesota and an M.S. from Stanford University.

     John H. Hart has been a director of PLX since April 1999. Mr. Hart serves on the board of directors of two other companies. In September 2000, he retired as Senior Vice President and Chief Technical Officer of 3Com Corporation, a position he held since August 1996. From the time Mr. Hart joined 3Com in September 1990 until July 1996, he was Vice President and Chief Technical Officer. Prior to joining 3Com, Mr. Hart worked for Vitalink Communications Corporation for seven years, where his most recent position was Vice President of Network Products. Mr. Hart received a B.S. in Mathematics from the University of Georgia.

     Thomas Riordan was appointed to the Board of Directors in November 2004. He is one of the pioneers of the original MIPS-processor architecture and has more than 20 years of experience in the microprocessor industry. Mr. Riordan is currently vice president of architecture at PMC-Sierra. Prior to joining PMC-Sierra in 2001, he was co-founder, chief executive officer and president of Quantum Effect Devices, a leading supplier of MIPS-architecture microprocessors from 1991 to 2001.

     Robert H. Smith has been a director of PLX since November 2002. From May 1995 to August 2002, Mr. Smith worked at Novellus Systems Inc., a semiconductor equipment manufacturer, where his last position was Executive Vice President of Administration in the Office of the CEO and board member. From June 1994 to September 1994, Mr. Smith held the position of chairman of the board of directors for Micro Component Technology, Inc., a semiconductor test-equipment manufacturer. From 1986 through 1990, Mr. Smith served as the president of Maxwell Graphics, Inc., a printing company. From 1982 through 1986, Mr. Smith held chief financial officer positions with Maxwell Communications of North America Corp. and R. R. Donnelley and Sons, printing companies. He previously also held executive positions with Honeywell, Inc., Memorex Corp. and Control Data Corp. Mr. Smith is currently a member of the board of directors for ON Semiconductor Corporation, Cirrus Logic, Inc and Virage Logic Corporation, semiconductor companies, and Epicor Software Corporation, a software company.

     Patrick Verderico has been a director of PLX since November 2004. From 1992 to June, 2008, Mr. Verderico served as a director of Micro Component Technology, Inc., a semiconductor test equipment manufacturer. He also previously served on the board of directors of OSE USA, Inc., a semiconductor-packaging foundry, and Catalyst Semiconductor. From January 2001 to January 2003, he was Chief Financial Officer of Ubicom, an Internet processor and software company. From April 1997 to November 2000, he worked at OSE USA, Inc. where his last position was President and Chief Executive Officer. Prior to 1997, Mr. Verderico held executive positions with Maxtor as Chief Operating Officer, Creative Technology as Chief Financial Officer, Cypress Semiconductor as Chief Financial Officer, Philips Semiconductors as Vice President of Assembly Operations, and National Semiconductor as Corporate Controller. Mr. Verderico is a Certified Public Accountant and a former partner of Coopers & Lybrand. Mr. Verderico received a B.A. from the University of Akron and a Masters of Public Administration (M.P.A.) from Pennsylvania State University.

     Ralph Schmitt was appointed to the position of President and Chief Executive Officer and as a member of the board of directors, effective November 3, 2008. In 2008, prior to joining the Company, Mr. Schmitt served as an independent consultant with a variety of venture capitalists and acted as chief executive officer of Legend Silicon Corporation, a privately funded Chinese terrestrial Digital TV semiconductor company. From June 2005 to August 2007, Mr. Schmitt served as the chief executive officer of Sipex, an analog semiconductor company which merged with Exar Corporation, a fabless semiconductor company, in August 2007. Upon the completion of the merger, he was appointed chief executive officer and a director of Exar, positions he held until the end of 2007. From 1999 to 2005, Mr. Schmitt was the Executive Vice President of Sales, Marketing and Business Development for Cypress Semiconductor, a seller of a broad range of semiconductor products to global markets. Mr. Schmitt currently serves on the board of Legend Silicon Corporation. At various points of his career, he has served on the boards of Cypress subsidiaries and other privately held semiconductor and systems companies. Mr. Schmitt received his BSEE from Rutgers University and began his career as a Computer and Communications System Hardware Designer.

THE BOARD RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

     BDO Seidman, LLP has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the year ending December 31, 2009. Although the Company is not required to seek stockholder approval of its selection of independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider its selection of its independent registered public accounting firm.

     A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     The following table presents fees for professional audit services rendered by BDO Seidman, LLP for the integrated audits of the Company’s annual financial statements for the years ended December 31, 2007 and 2008, and fees billed for other services rendered by BDO Seidman, LLP for the years ended December 31, 2007 and 2008.

	2007	2008
Audit Fees(1)	$ 554,000	$ 537,000
Audit-Related Fees(2)	--	8,000
Tax Fees(3)	--	--
All Other Fees(4)	--	--
Total	$ 554,000	$ 545,000
____________________

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO Seidman, LLP in connection with statutory and regulatory filings or engagements for the years ended December 31, 2007 and 2008. Additional fees may be billed for 2008 services.

(2)

Audit-Related Fees consist of fees billed for services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and internal controls and are not reported under “Audit Fees”.

(3)	There were no Tax Fees incurred in the periods reported.

(4)	There were no All Other Fees incurred in the periods reported.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

     The Audit Committee pre-approves all audit services provided by the independent registered public accounting firm. In March 2004, the Audit Committee adopted a policy for the pre-approval of audit services provided by the independent registered public accounting firm. Under the policy, the independent registered public accounting firm cannot be retained for non-audit services and pre-approval is generally detailed as to the particular service or category of services to be provided. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR
ENDING DECEMBER 31, 2009

BOARD AND CORPORATE GOVERNANCE MATTERS

Relationships Among Directors or Executive Officers

      There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

     During the year ended December 31, 2008, the Board of Directors met seven times. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During the year ended December 31, 2008, no director attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board. The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. One of the current members of the Board attended the 2008 annual meeting of stockholders. The Board has determined that a majority of the Board members, D. James Guzy, Thomas Riordan, Patrick Verderico, John H. Hart and Robert H. Smith, are independent directors as defined in the listing standards of The NASDAQ Global Market LLC. Consistent with the principles of the NASDAQ listing standards, the Board also determined that ownership of the Company’s stock by a director is not inconsistent with a determination of independence.

     The Audit Committee, which held nine meetings in the year ended December 31, 2008, consists of Mr. Smith, Mr. Guzy and Mr. Verderico, with Mr. Smith serving as its chairman. The Audit Committee is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial controls, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may be established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. In addition, the Audit Committee reviews and pre-approves the engagement of the Company’s independent registered public accounting firm to perform audit and non-audit services and the related fees. The Board has determined that all members of the Audit Committee are independent directors as defined in the listing standards of NASDAQ. The Board has further determined that Robert H. Smith is an “audit committee financial expert” as defined by SEC rules.

     The Board of Directors has adopted and approved a charter for the Audit Committee, a copy of which can be viewed at the Company’s website at www.plxtech.com.

     The Compensation Committee, which held one meeting in the year ended December 31, 2008, consists of Mr. Guzy and Mr. Hart, with Mr. Hart serving as its chairman. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s equity compensation plans and performs such other duties as may from time to time be determined by the Board. The Board has determined that all members of the Compensation Committee are independent directors as defined in the listing standards of NASDAQ. The Board of Directors has adopted and approved a charter for the Compensation Committee, a copy of which can be viewed at the Company’s website at www.plxtech.com.

     The Nominating Committee, which held one meeting in the year ended December 31, 2008, consists of Mr. Hart, who serves as chairman, and Mr. Smith. The Nominating Committee assists the Board of Directors in selecting nominees for election to the Board of Directors and monitors the composition of the Board. The Nominating Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of stockholder proposals. The Nominating Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company at 870 W. Maude Avenue, Sunnyvale, California 94085 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of the Company’s Common Stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating Committee. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Nominating Committee. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

     The Nominating Committee operated under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website on www.plxtech.com.

     In reviewing potential candidates for the Board, the Nominating Committee considers the individual’s experience in the semiconductor industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

     The Board has determined that all members of the Nominating Committee are independent directors as defined in the listing standards of NASDAQ.

Compensation Committee Interlocks and Insider Participation

     During the year ended December 31, 2008, no executive officer of the Company served on the Compensation Committee (or equivalent), or the board of directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

Communication between Stockholders and Directors

     The Company’s Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to D. James Guzy, Chairman of the Board, c/o PLX Technology, Inc., 870 W. Maude Avenue, Sunnyvale, California 94085.

Compensation of Directors

     The Company currently provides cash compensation for its non-employee directors as follows: (i) each non-employee director not serving on the Audit Committee or as a committee chair shall receive a quarterly cash retainer of $2,500, (ii) each non-employee director serving on the Audit Committee, but not serving as a committee chair, shall receive a quarterly cash retainer of $3,500, (iii) the non-employee director serving as Audit Committee chair shall receive a quarterly cash retainer of $5,000, and $4,000 for each quarterly earnings audit meeting attended in person or telephonically, (iv) the non-employee directors serving as the chairs of the Nominating Committee or Compensation Committee shall each receive a quarterly cash retainer of $4,500, (v) the non-employee director serving as chairman of the Board shall receive a quarterly cash retainer of $6,000 and $4,000 for each scheduled Board meeting attended in person, or $2,000 for each scheduled Board meeting attended telephonically, and (vi) each non-employee director shall receive $2,000 for each scheduled Board meeting attended in person or $1,000 for each scheduled Board meeting attended telephonically.

     Pursuant to the Company’s 2008 Equity Incentive Plan, the Company provides for annual automatic grants of nonqualified stock options to continuing non-employee directors as follows. Each non-employee director will receive a nonqualified stock option grant of 15,000 shares of the Company’s Common Stock upon his or her initial election to the Board of Directors. On the date of each annual stockholders’ meeting, each incumbent non-employee director who has served on the Board for at least eleven months will automatically be granted a nonqualified stock option to purchase 5,000 shares of the Company’s Common Stock. All options automatically granted to non-employee directors have an exercise price equal to 100% of the fair market value on the date of grant, are fully vested and immediately exercisable.

     The table below summarizes the compensation our company paid to non-employee directors for the year ended December 31, 2008. Mr. Schmitt, our current chief executive officer, and Mr. Salameh, our former chief executive officer, are directors, but are not included in the table below because they did not receive any additional compensation for services provided as a director during 2008.

Director Compensation for Year Ended December 31, 2008

	Fees Earned
	or Paid in	Option
	Cash	Awards	Total
Name	($)	($)(1)(2)	($)
D. James Guzy	50,000	20,566	70,566
John H. Hart	29,000	20,566	49,566
Thomas Riordan	22,000	20,566	42,566
Robert H. Smith	46,000	20,566	66,566
Patrick Verderico	30,000	20,566	50,566
____________________

(1)

These dollar amounts reflect the compensation expenses recognized by our company in 2008 for financial statement reporting purposes in accordance with FAS 123R (disregarding any estimate for forfeitures). Therefore, these amounts do not represent payments actually received by the directors.

  The assumptions used to calculate the value of the awards are set forth in Note 2 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2008.

  On May 27, 2008, the date of our last annual meeting, PLX granted each director a fully vested option to purchase 5,000 shares of our common stock with an exercise price of $8.35 per share. The full grant date fair value under FAS 123R of each of these 5,000 share grants was $20,566.

(2)

As of December 31, 2008, each director had the following numbers of shares underlying stock options then outstanding: Mr. Guzy: 45,000; Mr. Hart: 60,000; Mr. Riordan: 30,000; Mr. Smith: 40,000; and Mr. Verderico: 30,000.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of April 9, 2009 for (i) each person who is known by the Company to beneficially own more than 5% of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

     Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless indicated otherwise, is c/o PLX Technology, Inc., 870 W. Maude Avenue, Sunnyvale, CA 94085.

				Total Shares If	Percent of Class
	Number of			Separate,	If Separate,
	Shares			Special Meeting	Special Meeting
	Beneficially		Percent of	Proposal	Proposal
Beneficial Owner	Owned (1)		Class (2)	Approved (3)	Approved (3)
5% or Greater Stockholders:
Simon J. Michael	2,673,315	(4)	8.0%	no change	7.2%
2778 Green Street
San Francisco, CA 94123
VantagePoint Venture Partners	2,266,481	(5)	6.7%	4,088,725	11.0%
1001 Bayhill Drive Suite 300
San Bruno, CA 94066
D. James Guzy (a PLX director)	2,242,196	(6)	6.7%	no change	6.1%
Gilder, Gagnon, Howe & Co. LLC	2,173,631	(7)	6.5%	no change	5.9%
1775 Broadway, 26th Floor
New York, NY 10019
Neil Gagnon	2,111,259	(8)	6.3%	no change	5.7%
1370 Avenue of the Americas, Suite 2400
New York, NY 10019
La Caisse de Dépôt et Placement du Québec	2,105,898	(9)	6.2%	3,384,479	9.1%
1000 place Jean-Paul-Riopelle
Montreal, Quebec, H2Z 2B3 Canada

Directors and Named Executive Officers:
D. James Guzy	Included above			no change
Michael J. Salameh	753,496	(10)	2.2%	no change	2.0%
Lawrence Chisvin	412,919	(11)	1.2%	no change	1.1%
David Raun	172,748	(12)	*	no change	*
Arthur Whipple	74,916	(13)	*	no change	*
Kenneth Murray	65,000	(14)	*	no change	*
John H. Hart	60,000	(15)	*	no change	*
Robert H. Smith	60,000	(16)	*	no change	*
Thomas Riordan	30,000	(17)	*	no change	*
Patrick Verderico	30,000	(18)	*	no change	*
Ralph Schmitt	15,000		*	no change	*
Badar Baqai	0		0.00%	no change	0%

All directors and executive officers as a group (14 persons):	4,046,537	(19)	11.6%	no change	10.6%

____________________

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. The indication herein that shares are beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Based upon 33,604,240 shares of common stock issued and outstanding on April 9, 2009.

(3)	Pursuant to a separate proxy statement for a special meeting of stockholders, the Company is seeking approval of the issuance of 3,400,000 shares of the Company’s common stock in satisfaction of the $14,000,000 principal balance of a promissory note issued in connection with the Company’s acquisition of Oxford Semiconductor. This column sets forth the shares beneficially owned as if the shareholders had approved this issuance of 3,400,000 shares. For more information, see our revised preliminary proxy statement on Schedule 14A, filed on April 14, 2009, and any subsequent filings in the special meeting.

(4)	Based upon a Schedule 13G filed with the SEC on February 12, 2009. Mr. Michael has sole voting and dispositive power over 115,166 shares, shared voting power and shared dispositive power over 2,558,149 shares; Balch Hill Capital, LLC reports shared voting power and shared dispositive power over 2,558,149 shares; Balch Hill Partners, L.P. reports shared voting power and shared dispositive power over 2,468,149 shares with an aggregate 2,673,315 shares beneficially owned.

(5)	Based upon a Schedule 13G filed with the SEC on January 12, 2009. Includes 197,807 shares beneficially owned by VantagePoint Venture Partners IV, L.P.; 7,192 shares beneficially held by VantagePoint Venture Partners IV Principals Fund, L.P.; 1,973,855 shares held by VantagePoint Venture Partners IV (Q), L.P.; 9,509 shares held by VantagePoint Venture Partners III, L.P. and 78,117 shares held by VantagePoint Venture Partners III (Q), L.P.. Messrs. James Marver and Alan Salzman, as the Managing Members of the VantagePoint Venture Associates IV, L.L.C. and VantagePoint Venture Associates III, L.L.C, the General Partners of the foregoing funds, hold shared voting and dispositive power with respect to all of the 2,266,480 shares. These shares could be reduced as a result of indemnity or other obligations under the merger agreement for the acquisition described in note (3) above.

(6)	Includes 2,197,196 shares held by Arbor Company of which Mr. Guzy is President. Also includes 45,000 shares subject to options exercisable within 60 days of April 9, 2009.

(7)	Based on a Schedule 13G filed with the SEC on July 10, 2008. Gilder, Gagnon, Howe & Co. LLC has sole voting and dispositive power over 57,365 of the shares and shared dispositive power over 2,116,266 of the shares.

(8)	Based on a Schedule 13G filed with the SEC on February 18, 2009. Mr. Gagnon has sole voting and dispositive power over 848,811 shares, shared voting over 1,221,213 shares and shares dispositive power over 1,262,448 shares. Mr. Gagnon shares voting and dispositive power with Gagnon Securities LLC over 1,576,656 shares, as the managing member and principal owner of Gagnon Securities LLC and shares dispositive but not voting power with certain other individuals.

(9)

Based on the terms of the Agreement and Plan of Merger dated as of December 15, 2008, by and between our Company, Oxford, Osprey Acquisition Sub, Inc. and VantagePoint, as stockholder representative. These shares could be reduced as a result of indemnity obligations under the merger agreement. Ginette Depelteau, as Senior Vice President of La Caisse de Dépôt et Placement du Québec, holds voting and dispositive power with respect to all of the indicated shares.

(10)	Includes 290,363 shares subject to options exercisable within 60 days of April 9, 2009 and 8,400 shares held by Mr. Salameh’s minor children.

(11)	Includes 407,919 shares subject to options exercisable within 60 days of April 9, 2009.

(12)	Includes 157,248 shares subject to options exercisable within 60 days of April 9, 2009.

(13)	Includes 67,916 shares subject to options exercisable within 60 days of April 9, 2009.

(14)	Includes 55,000 shares subject to options exercisable within 60 days of April 9, 2009.

(15)	Includes 60,000 shares subject to options exercisable within 60 days of April 9, 2009.

(16)	Includes 40,000 shares subject to options exercisable within 60 days of April 9, 2009.

(17)	Includes 30,000 shares subject to options exercisable within 60 days of April 9, 2009.

(18)	Includes 30,000 shares subject to options exercisable within 60 days of April 9, 2009.

(19)	Includes 1,298,978 shares subject to options exercisable within 60 days of April 9, 2009.

(*)	Less than 1%.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

     The compensation program for our named executive officers has two principal objectives:

  attract, reward, motivate and retain individuals who have the leadership and management skills we need in our business,

  align overall compensation with the achievements of key business objectives and increase in stockholder value.

     Compensation decisions for the named executive officers are made by our Compensation Committee (“Committee”) described above under “Board and Corporate Governance Matters.” During the first quarter of each year, the Committee typically establishes the following core elements of compensation for the named executive officers:

  target salary, which consists of,
  base salary and

  non-equity variable compensation (“variable compensation”)
  stock option grants.

     The Chief Executive Officer makes recommendations to the Committee for the levels of compensation of all of the executive officers except the Chief Executive Officer’s compensation. Executive officers are not present for the Committee discussions or determinations of their individual compensation elements.

     The Committee did not in 2008, and does not currently engage the specific services of a compensation consultant in determining executive officer compensation. However, in order to maintain a general understanding of current compensation practices, in early 2008 the Committee and the Chief Executive Officer reviewed compensation levels for our named executive officers against technology compensation surveys independently prepared by Radford Surveys, a consulting unit of Aon Corporation. Compensation surveys utilized were for high-tech and semiconductor public companies with revenues between $50 million and $200 million. Factors considered when adjustments are made to executive target salaries include the executive’s attainment of internal goals, the executive’s operating performance, the competitive environment for the executive’s skill and expectations for the specific position of the individual. In early 2009, the Committee did not review such surveys because at that time it had been determined that, due to business conditions, none of the salaries of executive officers would be adjusted.

Target Salary

     The target salary includes two components, a base salary and a variable compensation target. The base salary is a predetermined, fixed amount and is paid to the executives during the year of service. The variable compensation is dependent on company financial performance metrics and is deferred until subsequent years.

Base Salary

     Base salary is a customary element of executive compensation that we endeavor to set at an amount that reflects the leadership, management and other skills and performance of the individual officer, and the market value of the officer’s services in light of total compensation opportunity. Base salary is intended primarily as short term cash compensation that fosters the objectives of executive retention and motivation for individual performance.

     For 2008, based on the review described above, the Committee increased the base salaries relative to 2007 salaries for each of the named executive officers by 5% to 10% depending on the individual. For 2009, the Committee determined that merit salary increases were inappropriate in light of the current economic situation. Thus, no named executive officer received a salary adjustment for 2009.

Variable Compensation

     Purpose of Variable Compensation Plans

     Our Executive Variable Compensation plans are intended to motivate and reward long term individual performance by our named executive officers. The plans are based on corporate performance as reflected in the operating income and revenue measures established in the variable compensation plans. The payment schedule described below for any variable compensation earned is also intended to add a significant retention element to this otherwise annual compensation program.

     Because variable compensation is earned primarily by actual financial performance, we report variable compensation, if any, earned for a given year in full under the column for “Non-Equity Incentive Plan” in the Summary Compensation Table, with a footnote indicating that 40% of the earned variable compensation is subject to mandatory deferred payout.

     Plan Summary

     Our Compensation Committee approved our 2008 Variable Compensation Plan on March 5, 2008, to be effective for 2008. For each of the named executive officers, a variable compensation target is established. At 100% of the target, the variable award, or the “target award”, ranges from 50% to 100% of an executive’s base salary and the maximum variable award that can be earned was two times the target award, unless the Compensation Committee, in its sole discretion, decided to permit a higher variable compensation amount based on the performance and condition of our business. Also, at any time prior to January 1, 2009, the Committee or the Chief Executive Officer had the discretion to reduce any participant’s variable compensation.

     How the 2008 Variable Compensation Was Determined

     Our Compensation Committee believes that the performance targets it set for 2008 were appropriately aggressive. The target metrics for 2008 variable compensation calculations were based on 2008 net PCIe revenues and 2008 adjusted operating income. The measures include a target of $45 million with a baseline of $30 million in total PCIe revenues and operating income of $10 million with a baseline of $5 million, excluding the effect of share based compensation and acquisition related costs. A formula was created to determine the variable compensation based on actual 2008 performance. The formula was different for each officer and was intended to reflect the officer’s total target compensation, individual ability to influence the stated financial performance goals and the anticipated difficulty and relative importance of achieving the financial performance goals.

     Following the end of 2008, the Committee compared our actual 2008 financial results to the targeted performance measures for the year. The PCIe revenue target was achieved at a percentage of 53.7. PLX did not meet the minimum operating income target for 2008. Based on these results, the awards under the 2008 Variable Compensation ranged from $21,742 to $58,784 for the named executive officers, or from approximately 10% to approximately 21% of their respective base salaries. The 2008 variable compensation amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

     2009 Variable Compensation Plan

     In 2009, the Compensation Committee decided that in light of current market conditions, there will not be a 2009 Variable Compensation Plan.

     Stock Options

     We have made annual stock option grants to our named executive officers that have been intended as a long-term incentive component to the compensation program that achieves potential value only to the extent the officer meets the vesting requirements based on continued service to PLX and to the extent that our stock price following exercise and upon ultimate sale of option shares exceeds the applicable exercise price. We also believe that granting stock options helps align the interests of our named executive officers with the interests of our stockholders because the value of the options is tied to the increase in market price of our stock above the applicable exercise prices.

     We have made most equity grants on an annual basis in connection with the annual performance review and compensation adjustment cycle. In general, 1/4 of the option shares vest 12 months from the date of grant, and 1/48 of the remaining shares vest monthly thereafter, based on continued service. For all employees including executive officers, PLX only grants equity awards on the first business day of a month. The exercise price of all stock options is set at the closing price of our common stock on NASDAQ on the grant date.

     The Compensation Committee determines the number of shares underlying stock option grants to our named executive officers based upon prior performance of the officer, the importance of retaining the officer’s services and the potential for the officer’s performance to help PLX achieve long term corporate performance goals. The Committee also considers each officer’s PLX stock ownership. However, there is no set formula that determines the number of option shares for any given officer. Factors considered when options are granted include the executive’s attainment of internal goals, the executive’s operating performance, the competitive environment for the executive’s skills and other factors specific to a particular individual.

     During 2008, PLX employees and 5 non-employee directors received stock options to purchase an aggregate of 1,531,500 shares of our common stock. The seven individuals serving as named executive officers during 2008 received stock options to acquire an aggregate of 835,000 shares or 55% of the total options granted in 2008. Of the 835,000 shares, an aggregate of 650,000 shares were granted to Ralph Schmitt and Badar Baqai when they were appointed officers of the company.

2009 Offer to Purchase Outstanding Options for Cash

     On March 31, 2009, we commenced an offer to purchase for cash certain outstanding options held by our employees (including officers) and directors, and filed associated documents with the SEC under Schedule TO. As of March 31, 2009, options to purchase up to 5,309,602 shares of our common stock were issued and outstanding under all of our stock option plans. Of these outstanding stock options, options to purchase up to 3,262,809 shares of our common stock are eligible for purchase by us under the offer. Eligible options must have an exercise price of at least $5.50 and must meet other conditions set forth in the offer. Generally, the amount of cash offered for eligible options is based on the Black-Scholes valuation of each eligible option, subject to a minimum of $0.05 per share, and ranges from $0.05 to $1.42 per share. If all eligible options are tendered and purchased in the offer, the aggregate amount paid in the offer would be $1,208,818. We currently expect the offer to expire May 1, 2009, unless it is extended.

     We will return to our 2008 Equity Incentive Plan the first 400,000 shares underlying options purchased pursuant to the offer if such options were originally issued under the 2008 plan or our 1999 Stock Incentive Plan. These shares will then be available for future grant. With respect to other options purchased pursuant to the offer, the shares underlying such options will not be available for future option grants.

     The principal reason our company originally granted the eligible options was to provide an incentive to valued employees to remain employees, to help us create stockholder value and to share with employees the stockholder value that they help to create. However, the price of our common stock has declined significantly since the time the eligible options were granted. Therefore, all of the eligible options were out-of-the-money as of the commencement of the offer.

     By means of the offer to purchase, we wish to provide holders of the eligible options the opportunity to benefit from and be compensated for their hard work despite the decline in market value of our common stock. Additionally, this offer is intended to increase the pool of shares available for future grant as described above, as well as reduce overhand and ongoing stock compensation expense . PLX is making the offer to purchase, in part, as a result of the special circumstances surrounding the significant decline in market value of our common stock. Accordingly, while we evaluate our compensation programs periodically, we have no current intention to make any similar offer in the future, and expect this to be a one-time event.

     We have included our executive officers in the offer to purchase because we believe that the purpose of the offer described above applies equally to all holders of eligible options. The following table sets forth information concerning eligible and non-eligible options held by our named executive officers:

				Number of
				Shares
		Number of	Percentage	Underlying
		Shares	of Shares	Options
		Underlying	Underlying	Held
		Eligible	Eligible	(Other
		Options	Options	Than
	Positions and Offices	Subject to	Subject to	Eligible
Name	Held	Offer	Offer	Options)
Ralph Schmitt	President and Chief Executive Officer; Director	-	-	500,000
Lawrence Chisvin	Chief Operating Officer	469,753	13.3%	47,000
Arthur Whipple	Chief Financial Officer	135,000	3.8%	55,000
David K. Raun	Vice President of Marketing and Business Development	206,000	5.8%	50,000
Kenneth A. Murray	Vice President of Human Resources	90,000	2.6%	23,000

Former Officers
Michael J. Salameh	Chief Executive Officer and Director	493,364	14.1%	0
Badar Baqai	Vice President of Engineering	--	--	--

     Mr. Salameh is eligible to participate in this offer as he continues to be one of our directors. The information set forth in the above table is as of March 30, 2009, and reflects options beneficially owned by the listed individuals. None of these individuals has the right to acquire any options within 60 days after March 30, 2009. The maximum amount payable for eligible options held by the five named executive officers holding eligible options is as follows: Mr. Chisvin $133,407.59, Mr. Whipple $72,813.63, Mr. Raun $114,513.26, Mr. Murray $40,963.18, and Mr. Salameh $97,162.71.

     This summary has been prepared for purposes of the Compensation Discussion and Analysis in this proxy statement. Holders of eligible options who may receive or review this proxy statement should, for purposes of considering the offer to purchase, refer to the full offer to purchase and associated documentation that have been delivered to them in connection with the offer and filed with the SEC. Other interested persons seeking further information about the offer should also review the Schedule TO and its exhibits filed with the SEC.

Generally Available Benefit Programs

     In 2008, the named executive officers were eligible to receive health care coverage that is generally available to other regular full-time PLX employees. We maintain a tax-qualified 401(k) plan, which provides for broad-based employee participation. Under the 401(k) plan, all PLX employees are eligible to receive matching contributions from PLX. The matching contribution in 2008 was (1) $0.50 per dollar contributed by the employee, (2) limited to the first 6% of each participant’s pretax base compensation and (3) calculated and paid on a pay period basis subject to applicable federal limits. On February 1, 2009, PLX suspended the matching contributions due to current economic conditions. We do not provide defined benefit pension plans or defined contribution retirement plans to our named executive officers other than the 401(k) plan.

     We also offer other benefits to the named executive officers under our standard benefit programs that provide for broad-based employee participation, including medical, dental and vision insurance, short and long-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, and educational expense reimbursement of up to $5,000 per year.

     Except as summarized above, we do not offer other perquisites or personal benefits to our named executive officers.

No Employment and Severance Agreements

     Our named executive officers do not have employment, severance or change-of-control agreements. Our named executive officers serve at the will of the Board.

Tax and Accounting Considerations

     Accounting for Variable Compensation Plans - We accrue for our variable compensation plans on a straight-line basis in accordance to the payment time-table. For example, under the 2008 Plan, we began accruing for the variable compensation in January 2008. The first 60% of the variable compensation was fully accrued by January 2009 as it was paid to the executive officers. The next 20% of the variable compensation will be fully accrued in January 2010 while the final 20% will be fully accrued in January 2011.

     Accounting for Stock Options - Beginning on January 1, 2006, we began accounting for share-based payments from our Stock Option Plans in accordance with the requirements of FASB Statement 123(R).

     Deductibility of Executive Compensation - Section 162(m) of the Internal Revenue Code of 1986, as amended, or the code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of our executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, in our judgment, we may authorize compensation payments that do not comply with the exemptions in Section 162(m).

Compensation Committee Report

     This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that PLX specifically incorporates it by reference into a document filed with the SEC.

     The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

John H. Hart, Chairman
D. James Guzy

Summary Compensation Table

     The following table summarizes compensation information for our named executive officers for the years ended December 31, 2008, 2007 and 2006.

					Non-Equity
Name and				Option	Incentive Plan	All Other
Principal		Salary	Bonus	Awards	Compensation	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Ralph Schmitt, President and Chief Executive Officer	2008	65,064	70,000	21,502	-	-	156,566
Arthur O. Whipple, Chief Financial Officer	2008	230,000	-	221,873	37,042	6,901	495,816
	2007	186,981	40,000	242,783	-	4,575	474,339
Lawrence Chisvin, Chief Operating Officer	2008	252,000	-	241,053	49,121	7,560	549,734
	2007	240,000	-	343,221	-	7,580	590,801
	2006	225,000	-	362,208	189,034	7,187	783,429
David Raun, VP of Marketing	2008	235,000	-	207,509	38,652	7,043	488,204
	2007	218,333	-	273,323	-	6,707	498,363
	2006	190,000	-	284,429	121,103	5,880	601,412
Kenneth A. Murray, VP of Human Resources	2008	199,000	-	116,389	21,742	5,971	343,102
	2007	190,000	-	207,709	-	6,030	403,739
	2006	48,461	-	57,148	17,281	1,350	124,240
Former Officers:
Michael J. Salameh, Chief Executive Officer and Director (6)	2008	275,000	-	163,422	58,784	7,906	505,112
	2007	250,000	-	188,597	-	8,325	446,922
	2006	220,000	-	335,935	220,000	7,229	783,164
Badar Baqai, VP of Engineering (7)	2008	168,884	40,000	231,674	-	4,500	445,058
____________________

(1)	Mr. Schmitt commenced his employment in October 2008. Mr. Baqai commenced his employment in January 2008 and voluntarily terminated his employment in September 2008.

(2)	Mr. Schmitt and Mr. Baqai received a sign-on bonus as part of their offer letter.

(3)

These dollar amounts reflect the compensation expenses recognized by our company in 2008 for financial statement reporting purposes in accordance with FAS 123R (disregarding any estimate for forfeitures) for option awards made to the named executive officers in or before 2008. Therefore, these amounts do not represent payments actually received by the officers.

  The assumptions used to calculate the value of the awards are set forth in Note 2 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2008.

(4)

Represents amounts earned under the 2006 and 2008 Bonus and Deferred Compensation Plan. No amounts were earned under the 2007 Variable Compensation Plan. For the 2006 awards earned, 60% of each earned variable compensation was paid on January 31, 2007, 20% was paid on January 31, 2008, and the final 20% was paid on January 31, 2009. For the 2008 awards earned, 60% of each earned variable compensation was paid on January 31, 2009, 20% is to be paid on January 31, 2010, and the final 20% is to be paid on January 31, 2011. Under both plans, if the officer’s employment is terminated due to defined retirement, disability or termination by PLX without cause, the officer remains entitled to payment on the original payment schedule or a payout date as determined by the sole discretion of the Board. However, if the officer terminates his or her employment on any other basis or is terminated by PLX for cause, the officer is not entitled to receive any remaining unpaid bonus otherwise payable after that termination. The plan also provided that if an officer’s employment had ended due to retirement, disability or termination by PLX without cause, the bonus amount payable would have been limited to an amount pro rated based on the days of service during the applicable plan year.

(5)	Represents matching contributions under the Company 401(k) plan.

(6)

On October 27, 2008, the Company announced the retirement of Mr. Salameh as Chief Executive Officer, effective November 3, 2008. He continued as an employee for a short transition period and continues to serve as a member of the Board of Directors.

(7)	Mr. Baqai, former VP of Engineering, voluntarily terminated his employment with PLX in September 2008, and therefore, forfeited 150,000 unvested stock options.

Grants of Plan-Based Awards During 2008

     The following table shows all plan-based awards that PLX granted to the named executive officers during 2008. The equity awards are also reported in the Outstanding Equity Awards table.

			Estimated Future Payouts Under			All Other		Grant
			Non-Equity Incentive Plan Awards			Option		Date Fair
			(1)			Awards:	Exercise	Value of
						Number of	or Base	Stock
						Securities	Price of	and
						Underlying	Option	Options
	Grant	Approval	Threshold	Target	Maximum	Options (#)	Awards	Awards
Name	Date	Date	($)	($)	($)	(2)	($/Sh)	($)
Ralph Schmitt	12/1/2008	12/1/2008	-	-	-	500,000	2.05	466,216
Arthur O. Whipple	2/1/2008	2/1/2008				35,000	7.03	105,566
	n/a		0	172,500	425,500
Lawrence Chisvin	2/1/2008	2/1/2008				47,000	7.03	141,761
	n/a		0	229,000	565,000
David Raun	2/1/2008	2/1/2008				38,000	7.03	114,615
	n/a		0	179,000	441,000
Ken Murray	2/1/2008	2/1/2008				15,000	7.03	45,243
	n/a		0	101,500	250,500
Former Officers:
Michael Salameh	2/1/2008	2/1/2008				50,000	7.03	150,809
	n/a		0	274,000	676,000
Badar Baqai	2/1/2008	2/1/2008				150,000	7.03	452,426
	n/a		0	199,500	492,500
____________________

(1)

The amounts shown represented potential cash payouts under the 2008 Variable Compensation Plan adopted March 5, 2008, effective for 2008. Under this plan, each participant was eligible to receive a cash award which is composed of an amount that is based on a percentage of operating income before share-based compensation and acquisition related expense and an amount that is based on a percentage of PCIe sales revenues. The amounts that can be received under the plan range from $0, as set forth in the "Threshold" column, to the amounts set forth in the "Maximum" column. For the actual cash awards under the 2008 Variable Compensation Plan, see the amounts reported in the “Non-Equity Incentive Plan” column of the Summary Compensation Table above. Additional information concerning the Non-Equity Incentive Plan is provided under “Compensation Discussion and Analysis.”

(2)

These are nonqualified stock options granted under our 1999 Stock Incentive Plan and 2008 Stock Incentive Plan that vest over four years, to the extent of 1/4th of the underlying shares vesting on the first anniversary of the grant date, with 1/48th of the underlying shares vesting monthly thereafter, assuming continued service through the respective vesting dates. The exercise price of each option set forth above was the closing price of our stock on NASDAQ on the grant date.

Outstanding Equity Awards at December 31, 2008

      The following table shows all outstanding equity awards held by the named executive officers at December 31, 2008:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Ralph Schmitt	0	500,000	2.05	12/1/2015(1)
Arthur O. Whipple	43,750	56,250	9.87	3/1/2014(1)
	0	35,000	7.03	2/1/2015(1)
Lawrence Chisvin	135,000	-	25.94	6/1/2010
	1,253	-	7.75	2/1/2011
	22,000	-	7.95	7/2/2011
	55,000	-	16.65	2/1/2012
	50,000	-	7.98	10/1/2014
	27,312	1,188	8.90	2/1/2012(1)
	34,000	14,000	13.00	2/1/2013(1)
	24,750	29,250	10.21	2/1/2014(1)
	29,000	-	9.12	2/2/2014
	0	47,000	7.03	2/1/2015(1)
David Raun	3,750	6,250	11.08	6/1/2014(1)
	16,041	18,959	10.21	2/1/2014(1)
	16,291	6,709	13.00	02/1/2013(1)
	100,000	-	9.43	12/1/2014
	0	38,000	7.03	2/1/2015(1)
Kenneth A. Murray	40,625	34,375	10.06	10/2/2013(1)
	0	15,000	7.03	2/1/2015(1)
Former Officers:

Michael J. Salameh	163,000	-	9.00	4/5/2009
	76,364	-	21.06	2/1/2010
	70,000	-	7.95	7/2/2011
	42,166	1,834	8.90	2/1/2012(1)
	28,333	11,667	13.00	2/1/2013(1)
	50,000	-	9.55	11/1/2014
	0	50,000	7.03	2/1/2015(1)
Badar Baqai (2)	-	-	-	-
____________________

(1)

These options vest over 4 years following the grant date if the individual continues to be employed at the vesting dates, to the extent of 1/4th of the option shares at the end of 12 months after the grant date and thereafter at the rate of 1/48th of the option shares per month, assuming continued service through applicable vesting dates. The expiration term for options granted subsequent to 2004 was reduced from 10 years to 7 years.

(2)	Mr. Baqai, former VP of Engineering, voluntarily terminated his employment with PLX in September 2008, and therefore, forfeited 150,000 unvested stock options.

Option Exercises During 2008

     None of the named executive officers exercised stock options in 2008.

Potential Payments Upon Termination or Change in Control

     Our named executive officers do not have employment, severance or change-of-control agreements. The 1999 Equity Incentive Plan does not provide by its terms that vesting accelerates upon a change in control. The 2008 Equity Incentive Plan does provide that in an event of a change in control, each unvested award outstanding will accelerate automatically and immediately vest, unless the award is converted, assumed or replaced by the successor corporation. Under the 2008 Equity Incentive Plan, a change of control is generally defined as:

  the direct or indirect acquisition of more than 50% of the voting stock of the Company;

  if, during any period of two consecutive years, individuals who, at the beginning of such period, constitute our Board of Directors together with any new directors whose election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of such body;

  the consummation of (i) a merger, consolidation, reorganization or business combination in which the Company is a party, (ii) a sale or other disposition of all or substantially all of our assets, or (iii) the acquisition of assets or stock of another entity (other than a transaction which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person owns 50% or more of the voting stock of the successor entity); or

  a liquidation or dissolution of the Company.

     As noted above under “Compensation Discussion and Analysis”, PLX has historically paid out only a portion of a variable compensation award shortly after the year in which it is earned, with payment of a significant percentage of the bonus deferred to subsequent years. For the 2006 awards earned, 60% of each earned variable compensation was paid on January 2007, 20% was paid on January 31, 2008, and the final 20% was paid on January 31, 2009. No variable compensation awards were earned for 2007. For the 2008 awards earned, 60% of each earned variable compensation was paid on January 31, 2009, 20% is to be paid on January 31, 2010, and the final 20% is to be paid on January 31, 2011. Due to current market conditions, there is no 2009 Variable Compensation Plan. With regard to the cash bonus plans adopted in 2008 that have remaining earned cash bonuses not yet paid out, if the executive officer’s employment is terminated due to defined retirement, disability or termination by PLX without cause, the officer remains entitled to payment on the original payment schedule or a payout date as determined by the sole discretion of the Board. If an officer dies before receiving a distribution of all of his or her bonus, one-hundred percent of the bonus will be distributed to his or her beneficiary as a lump sum distribution on the January 31 following the date of death, provided that this accelerated distribution applies only if the individual dies while still employed by PLX or after termination due to defined retirement, disability, or termination by PLX without cause. However, if the officer terminates his or her employment on any other basis or is terminated by PLX for cause, the officer is not entitled to receive any remaining unpaid bonus otherwise payable after that termination. The plan also provided that if an officer’s employment had ended during the applicable plan year due to retirement, disability or termination by PLX without cause, the bonus amount payable would have been limited to an amount pro rated based on the days of service during the applicable plan year.

     The following table sets forth (i) the assumed realized value of accelerated options and (ii) the aggregate cash bonuses previously earned by the named executive officers for 2008 that remain unpaid as of April 9, 2009, and that are subject to the payment terms summarized above:

		Assumed Realized
	Aggregate Earned	Value of
	But Unpaid Cash	Accelerated
Name	Bonuses ($)	Options ($)
Ralph Schmitt	-	0 (1)
Arthur O. Whipple	14,817	-
Lawrence Chisvin	19,648	-
David Raun	15,461	-
Ken Murray	8,697	-
Former Officers:
Michael J. Salameh (2)	-	-
Badar Baqai	-	-
____________________

(1)

Of the named executive officers, only Mr. Schmitt has received a grant of options under the 2008 Equity Incentive Plan. In connection with joining our Company as the Chief Executive Officer, he received a grant under that plan of options to purchase 500,000 shares. Assuming a change of control of PLX had occurred on December 31, 2008, the vesting of those options, which are all currently unvested, would have been accelerated and immediately exercisable. Based on the per share exercise price of $2.03 of such options and the closing market price of PLX common stock on December 31, 2008, $1.72, such acceleration would have not have resulted in any realized value to Mr. Schmitt.

(2)

Mr. Salameh retired from his role as Chief Executive Officer in November 2008. Based on the board’s decision, Mr. Salameh received his full 2008 earned variable compensation payout on January 31, 2009.

Equity Compensation Plans

     The following table sets forth information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, all of which have been approved by the Company’s stockholders, except for the Sebring Systems, Inc. 1997 Stock Option/Stock Issuance Plan, the HiNT Corporation 2000 Stock Plan and the NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan, assumed upon the Company’s acquisition of Sebring Systems, Inc., HiNT Corporation and NetChip Technology, Inc. Information in the table is as of December 31, 2008.

	Number of securities
	to be issued upon	Weighted-average	Number of securities
	exercise	exercise price	remaining available for
	of outstanding	of outstanding	future issuance under
	options, warrants	options, warrants	equity compensation
Plan Category	and rights	and rights	plans
Equity compensation	4,704,121	$9.89	1,312,185
plans approved by
security holders (1)
Equity compensation	55,722	$2.57	-
plans not approved by
security holders (2)
Total / Weighted Ave./	4,759,843	$9.80	1,312,185
Total
____________________

(1)

Represents shares of the Company’s Common Stock issuable upon exercise of options outstanding under the following equity compensation plans: 1998 Stock Incentive Plan, 1999 Stock Incentive Plan,1999 Non-Employee Director Option Program and 2008 Stock Incentive Plan.

(2)

As of December 31, 2008, options and rights to purchase an aggregate of 55,722 shares of the Company’s Common Stock at a weighted average exercise price of $2.57 were outstanding under the Sebring Systems, Inc. 1997 Stock Option/Stock Issuance Plan, the HiNT Corporation 2000 Stock Plan and the NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan, which options and rights were assumed in connection with the acquisition of Sebring Systems, Inc., HiNT Corporation and NetChip Technology, Inc. by the Company. No further option grants will be made under the assumed equity compensation plans.

REPORT OF THE AUDIT COMMITTEE

     This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that PLX specifically incorporates it by reference into a document filed with the SEC.

     The Audit Committee has reviewed and discussed with management the financial statements for year ended December 31, 2008 audited by BDO Seidman, LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with BDO Seidman, LLP matters required to be discussed by SAS 61. The Audit Committee has also received the written disclosures and the letter from BDO Seidman, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding that accounting firm’s communication with the Audit Committee concerning independence, and has discussed with BDO Seidman, LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

     The Audit Committee and the Board of Directors also have appointed BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

MEMBERS OF THE AUDIT COMMITTEE

Robert H. Smith, Chairman
D. James Guzy
Patrick Verderico

MANAGEMENT

Executive Officers

     The executive officers, their ages and their positions with the Company as of April 9, 2009 are as follows:

Name	Age	Position
Ralph Schmitt (1)	48	President, Chief Executive Officer and Director
Arthur O. Whipple	61	Chief Financial Officer, VP Finance and Secretary
Lawrence Chisvin	54	Chief Operating Officer
David K. Raun	47	Vice President, Marketing
Kenneth A. Murray	58	Vice President, Human Resources
Gene Schaeffer (2)	45	Vice President, Worldwide Sales
Michael Grubisich (3)	50	Vice President, Operations
Vijay Meduri (4)	38	Vice President, Engineering, Switching
____________________

(1)	Ralph Schmitt was appointed president, CEO and director in November 2008.

(2)	Gene Schaeffer joined PLX in February 2009 and assumed the role of Vice President, Worldwide Sales.

(3)	Michael Grubisich was appointed our Vice President, Operations in September 2008, having served as Director of Product & Test Engineering at PLX since April 2007.

(4)	Vijay Meduri was appointed our Vice President, Engineering in September 2008, having served as Director of Design Engineering at PLX since 2004.

     Ralph Schmitt was appointed to the position of President and Chief Executive Officer and as a member of the board of directors, effective November 3, 2008. In 2008, prior to joining the Company, Mr. Schmitt served as an independent consultant with a variety of venture capitalists and acted as chief executive officer of Legend Silicon Corporation, a privately funded Chinese terrestrial Digital TV semiconductor company. From June 2005 to August 2007, Mr. Schmitt served as the chief executive officer of Sipex, an analog semiconductor company which merged with Exar Corporation, a fabless semiconductor company, in August 2007. Upon the completion of the merger, he was appointed chief executive officer and a director of Exar, positions he held until the end of 2007. From 1999 to 2005, Mr. Schmitt was the Executive Vice President of Sales, Marketing and Business Development for Cypress Semiconductor, a seller of a broad range of semiconductor products to global markets. Mr. Schmitt currently serves on the board of Legend Silicon Corporation. At various points of his career, he has served on the boards of Cypress subsidiaries and other privately held semiconductor and systems companies. Mr. Schmitt received his BSEE from Rutgers University and began his career as a Computer and Communications System Hardware Designer.

     Arthur O. Whipple joined PLX Technology as Chief Financial Officer in January of 2007. Prior to PLX, he was VP finance, CFO and secretary at Silicon Storage Technology, Inc. He was previously with QuickLogic Corp., where he served initially as its VP finance, CFO and secretary, then as VP and GM of its logic products business unit. Prior to QuickLogic, he was VP engineering for ILC Technology, and also earlier as VP finance and operations of its subsidiary, Precision Lamp. Earlier in his career, Mr. Whipple served in financial and engineering roles at other semiconductor manufacturing companies, including Westinghouse Electric, Fairchild Semiconductor, and Monolithic Memories. Mr. Whipple also serves on the board of directors of GSI Technology, Inc., a fabless manufacturer of high-speed SRAM memory integrated circuits. He received his BSEE from the University of Washington and an MBA from Santa Clara University.

     Lawrence Chisvin has served as our Chief Operating Officer since August 2004. From May 2000 to August 2004, Mr. Chisvin served as our Vice President, Marketing. From September 1998 through May 2000, Mr. Chisvin was employed by Neomagic, a semiconductor company, as Director of Marketing. From May 1996 through September 1998, Mr. Chisvin was employed by LSI Logic, a semiconductor company, as Director of Marketing. Prior to LSI Logic, Mr. Chisvin was employed in a variety of marketing and engineering positions at S3, Philips, Western Digital, and Digital Equipment Corporation. Mr. Chisvin received a B.S. in Electrical Engineering from Northeastern University and an M.S. in Electrical Engineering from Worcester Polytechnic Institute.

     David K. Raun has served as our Vice President, Marketing and Business Development since May 2007. Prior to this Mr. Raun was Vice President, Marketing since Nov 2004. From January 2002 to November 2004, Mr. Raun was Vice President of Marketing at Pericom Semiconductor. From April 2001 to September 2001, Mr. Raun was Executive Vice President & General Manager at Actovate, a technology-based marketing company. From September 1989 to November 2000, Mr. Raun worked at Waferscale Integration, Inc., where his last position was Vice President of PSD & Memory Products. From 1985 to 1989, Mr. Raun held various sales, sales management, and marketing positions at AMD. Mr. Raun received a B.S. in Electrical and Computer Engineering from the University of California, Santa Barbara.

     Kenneth A. Murray has served as our Vice President of Human Resources since September 2006. From August 2000 to May 2006, Mr. Murray was Vice President of Human Resources for Genesis Microchip, an integrated circuit semiconductor company. From November 1999 to August 2000 Mr. Murray was Vice President of Human Resources at Chordiant Software, an enterprise software company. From July 1997 to November 1999 Mr. Murray was Vice President of Human Resources at NeoMagic Corporation, a semiconductor company. From 1984 to July 1997, Mr. Murray served as Vice President, Human Resources at Akashic Memories Corporation (formerly Domain Technology), a magnetic media company. Mr. Murray holds a B.S. in Business Administration from San Jose State University.

     Gene Schaeffer was appointed Vice President Worldwide Sales in February 2009. -During 2008 he served as Vice President of Sales & Marketing at PulseCore Semiconductor, a privately funded company specializing in EMI suppression. From 2006 thru 2008, he was Vice President of Worldwide Sales at Sipex, an analog semiconductor company, which merged with Exar in 2007 where he was appointed Vice President Worldwide Sales. From 1998 to 2006, Schaeffer held positions of increasing responsibility in sales management at Cypress Semiconductor including Director of Strategic Accounts, Vice President of Americas Sales, and Vice President of Channel Sales. Schaeffer began his semiconductor career in distribution, and spent eight years as a manufacturer's representative.

     Michael Grubisich was appointed vice president of operations in September 2008, having served as director of product & test engineering at PLX since April 2007. Prior to PLX, Mr. Grubisch worked 12 years at Sun Microsystems in various advanced technology and engineering operations management positions involving CPU, ASIC, & ASSP products. He spent 10 years at National Semiconductor in technical capacities involving device architecture, device modeling, process development and product engineering. He also spent 4 years at Digital Equipment Corporation responsible for the evaluation of advanced IC technologies for use in DEC's high-end systems. Mr. Grubisich has several patents in the area of device architecture and silicon processing. He holds a BSEE from Purdue University.

     Vijay Meduri was appointed vice president of engineering in September 2008, having served as Director of Design Engineering at PLX since 2004. He has over 16 years of experience in the chip industry having led numerous high profile projects at various companies. At PLX, he led the development of the PCI Express product line from its inception in 2002. Prior to PLX he led the development of the industry’s first PCI switched fabric at Sebring Networks (acquired by PLX). He worked as a consultant at Sun Microsystems and other companies and was the founder of an EDA company that successfully sold its technology. He started his career at LSI Logic. He holds an MSEE from the University of Cincinnati where he did research work in Hardware Description Languages.

RELATED PERSON POLICIES AND TRANSACTIONS

     Our Board’s Audit Committee charter provides that the Committee’s responsibilities include the review of all related party transactions for potential conflict of interest situations on an ongoing basis and approval of all such transactions (if such transactions are not approved by another independent body of the Board). The NASDAQ listing standards require that the Company’s Audit Committee or other body of independent directors conduct an appropriate review of all related person transactions (as defined in SEC rules) for potential conflict of interest situations on an ongoing basis.

     The Board’s Nominating Committee charter also provides that the Committee will review potential conflicts of interest in considering candidates for director nominees. The Company’s Code of Business Conduct and Ethics also states a policy to the effect that each employee and non-employee director is expected to disclose potential conflicts of interest involving that individual or the individual’s family members to the Company’s chief compliance officer or independent director, Robert H. Smith, respectively.

Oxford Acquisition

     On January 2, 2009, we acquired all of the outstanding shares of capital stock of Oxford Semiconductor, Inc., pursuant to an agreement and plan of merger dated December 15, 2008, as amended, among PLX, an acquisition subsidiary of PLX, Oxford Semiconductor, Inc., and VantagePoint Venture Partners IV (Q), L.P., in its capacity as representative of the Oxford stockholders. A special committee of our board of directors unanimously approved the Oxford acquisition on December 12, 2008, and the transaction was completed on January 2, 2009. No stockholder vote was required for the consummation of the Oxford acquisition.

     As consideration for the Oxford acquisition, we issued 5,600,000 shares of our common stock and a promissory note in the principal amount of $14,200,000. The note may be satisfied by either (i) the issuance of an additional 3,400,000 shares of our common stock, upon the approval of our stockholders, or (ii) the repayment of the principal amount of the note in cash if we do not obtain such stockholder approval by June 30, 2009. If our stockholders approve the Proposal at a special meeting, the principal balance of the note will be satisfied by the issuance of 3,400,000 additional shares, which we expect to occur as soon as practicable after such approval.

     The chairman of our board of directors and a significant stockholder of our company, Mr. James Guzy, is the father-in-law of Ms. Melissa Guzy. Ms. Guzy is a member of VantagePoint Venture Associates IV, L.L.C., the general partner of VantagePoint Ventures Partners IV (Q), L.P., VantagePoint Venture Partners IV Principals Funds, L.P. and VantagePoint Venture Partners IV, L.P., former stockholders of Oxford. Through her membership in VantagePoint Venture Associates IV, L.L.C., Ms. Guzy has an indirect interest in the shares of our common stock issued in the Oxford acquisition that we believe is not material under instructions to applicable SEC rules, and she is not disclosed in the Schedule 13G by the VantagePoint entities as having voting or investment power over the shares beneficially owned by the VantagePoint entities which are former shareholders of Oxford.

     Mr. Guzy did not own any shares of capital stock of, or any other interests in, Oxford, and does not own any shares of capital stock of, or any other interests in, the VantagePoint entities. Our board of directors established a special committee to consider and approve the Oxford acquisition and other matters related thereto, which special committee did not include Mr. Guzy as a member.

CODE OF BUSINESS CONDUCT AND ETHICS

     The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the Securities and Exchange Commission, and the listing standards of The NASDAQ Global Market LLC. Any amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics will be posted on the Company’s website. A copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.plxtech.com.

STOCKHOLDER PROPOSALS

     Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the Secretary of the Company. To be timely for the 2010 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between February 8, 2010 and March 10, 2010. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

     Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company’s 2010 annual meeting of stockholders must be received by the Company not later than December 27, 2009 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the year ended December 31, 2008, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them, except that late Forms 4 were filed on behalf of D. James Guzy, John Hart, Robert Smith, Pat Verderico and Tom Riordan reporting stock option grants made on May 27, 2008.

Other Matters

     The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

     UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PLX TECHNOLOGY, INC., 870 W. MAUDE AVENUE, SUNNYVALE, CALIFORNIA 94085, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

/s/ Ralph Schmitt

Ralph Schmitt
President, Chief Executive Officer and Director

April 24, 2009
Sunnyvale, California

PLX TECHNOLOGY, INC. 870 W. MAUDE AVENUE SUNNYVALE, CA 94085
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 25, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by PLX Technology, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PLX Technology, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY ATTENDING THE MEETING
The annual meeting will be held at the headquarters of PLX Technology, Inc., 870 W. Maude Avenue, Sunnyvale, California 94085. Directions to the headquarters can be found at www.plxtech.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M14231-P78415	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PLX TECHNOLOGY, INC.				For	Withhold	For All
				All	All	Except

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all directors and Proposal 2.

Vote on Directors

				☐	☐	☐

1.	Election of Directors
	Nominees:
	01)	Michael J. Salameh	05)	Thomas Riordan
	02)	D. James Guzy	06)	Patrick Verderico
	03)	John H. Hart	07)	Ralph H. Schmitt
	04)	Robert H. Smith
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
Vote on Proposal

2.	To ratify the appointment of BDO Seidman LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

For address changes, please check this box and write them on the other side of this card.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M14232-P78415

PLX TECHNOLOGY, INC.
870 W. Maude Avenue
Sunnyvale, CA 94085
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON MAY 26, 2009

Ralph H. Schmitt and Arthur O. Whipple, acting together or individually, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of PLX Technology, Inc. (the "Company"), to be held on Tuesday, May 26, 2009 at the Company's headquarters, 870 W. Maude Avenue, Sunnyvale, California 94085, and any adjournment or postponement thereof.

Election of seven directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate). Nominees: 01) MICHAEL J. SALAMEH, 02) D. JAMES GUZY, 03) JOHN H. HART, 04) ROBERT H. SMITH, 05) THOMAS RIORDAN, 06) PATRICK VERDERICO, AND 07) RALPH H. SCHMITT AND FOR PROPOSAL 2.

Address Change(s):

(If you noted address change(s) above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)	SEE REVERSE SIDE